FORM OF AMENDED AND RESTATED ADVISORY AGREEMENT

THIS AGREEMENT, entered into this      day of April, 2012, between Northwestern Mutual Series Fund, Inc., a Maryland corporation (“NMSF”), and Mason Street Advisors, LLC, a Delaware limited liability company (“Mason Street”).

WHEREAS, NMSF is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and is authorized to issue different series, each of which is represented by a separate class of capital stock, (each, a “Portfolio” and collectively, the “Portfolios”);

WHEREAS, NMSF is authorized to offer and sell the shares of the Portfolios set forth on Schedule A hereto, as such Schedule may be amended from time to time;

WHEREAS, NMSF and Mason Street entered into three separate Investment Advisory Agreements collectively covering all of the Portfolios, two dated April 30, 2007 and one dated February 24, 2011 (the “Agreements”), pursuant to which Mason Street provided or procured investment advisory and certain administrative services to each of the Portfolios; and

WHEREAS, the parties hereto now desire to amend and restate the terms of each of the Agreements the result of which is, among other things, the combination of their terms and conditions into this single Amended and Restated Advisory Agreement.

NOW, THEREFORE, it is mutually agreed as follows:

I. APPOINTMENT

NMSF hereby appoints Mason Street, subject to the supervision and oversight of the Board of Directors of NMSF and the terms of this Agreement, to provide the advisory and administrative services described herein to each of the Portfolios of NMSF specified in Exhibit A to this Agreement, as such Exhibit shall be amended from time to time. Mason Street accepts such appointment and agrees to perform or procure such services for the compensation herein provided.

II. ADVISORY SERVICES

Subject to the supervision and oversight of the Board of Directors of NMSF, Mason Street shall manage (i) the investment operations for each of the Portfolio’s assets (the “Assets”), and (ii) the composition of the Assets of each Portfolio, including the purchase, retention and sale thereof, in accordance with the investment objectives, policies and restrictions of each Portfolio as stated in NMSF’s Prospectus and Statement of Additional Information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”), and subject to the following:

(1) Mason Street shall provide supervision of each Portfolio’s investments and determine from time to time what investments and securities will be purchased, retained or sold by the Portfolios and what portion of a Portfolio’s Assets will be invested or held uninvested in cash.

(2) In the performance of its duties and obligations under this Agreement, Mason Street (a) shall act in conformity with (i) each Portfolio’s Prospectus; (ii) the Portfolio’s policies and procedures, and (iii) the instructions and directions of the Board of Directors, and (b) will conform to and comply with the applicable requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, the Commodity Exchange Act, as amended (the “CEA”) and all other applicable federal and state laws and regulations, as each is amended from time to time.

(3) Mason Street shall determine the securities to be purchased or sold with respect to each Portfolio and will place orders with or through brokers, dealers or others to carry out the policy with respect to brokerage set forth in the Portfolio’s Prospectus or as the Board of Directors may direct from time to time, in conformity with federal securities laws. In providing the Portfolio with investment supervision or the placing of orders for portfolio transactions, Mason Street will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, Mason Street may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of Mason Street may be a party. It is understood that it is desirable for the Portfolios that Mason Street has access to brokerage and research products and services, including (i) supplemental investment and market research and reports, and (ii) security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to a Portfolio than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, Mason Street or any sub-advisor is authorized to place orders for the purchase and sale of securities on behalf of a Portfolio with such brokers, subject to review by the NMSF Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to Mason Street or any sub-advisor in connection with their services to other clients.

(4) On occasions when Mason Street deems the purchase or sale of a security to be in the best interest of a Portfolio as well as other clients of Mason Street, Mason Street, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Mason Street in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio in question and to such other clients.

(5) Mason Street shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Portfolio or NMSF in any way or otherwise be deemed an agent of the Portfolio or

NMSF. In connection with purchases or sales of portfolio securities for the account of each Portfolio, neither Mason Street nor any of its directors, officers or employees will act as a principal or receive any commission as agent.

(6) The services of Mason Street to the Portfolios and NMSF hereunder are not to be deemed exclusive, and it is understood that Mason Street shall be free to render investment advisory, management and similar services to others (including other investment companies) and engage in other activities, so long as its services hereunder are not impaired thereby.

(7) Notwithstanding any other provision of this Agreement, NMSF hereby authorizes Mason Street to employ one or more investment sub-advisors for the purpose of providing investment management services for any or each of the Portfolios pursuant to this Agreement, and delegate any of the duties enumerated in this Section II, provided, however, that (1) the compensation to be paid to such investment sub-advisors shall be the sole responsibility of Mason Street, (2) the duties and responsibilities of the investment sub-advisors shall be as set forth in sub-advisory agreements including Mason Street and the investment sub-advisor as parties, (3) such sub-advisory agreements shall be adopted and approved in conformity with the applicable laws, regulations and any exemptive orders issued or applicable to NMSF, and (4) such sub-advisory agreements may be terminated at any time by Mason Street, the Board of Directors of NMSF, or by a majority vote of the relevant Portfolio’s outstanding voting securities on not more than 60 days’ written notice to the sub-advisor.

(8) For each Portfolio where Mason Street elects to employ a sub-advisor or sub-advisors for the purpose of providing investment management services to the Portfolio, Mason Street shall (1) evaluate potential sub-advisors and present to the Board of Directors its recommendation regarding a sub-advisor or sub-advisors Mason Street believes is or are well-suited to manage the Portfolio’s assets, (2) determine the portion of the Portfolio’s assets to be managed by each sub-advisor when it deems appropriate, (3) supervise and oversee the activities of the sub-advisors, including monitoring and evaluating the investment performance of the sub-advisor or sub-advisors, and (4) recommend the termination or replacement of a sub-advisor or sub-advisors when deemed appropriate by Mason Street.

III. ADMINISTRATIVE DUTIES

Subject to the general supervision and oversight of the Board of Directors of NMSF, Mason Street shall be responsible for providing or procuring the administrative services described in Exhibit B. Notwithstanding any other provision of this Agreement, NMSF hereby authorizes Mason Street to employ one or more sub-administrators for the purpose of providing any or all of the administrative services for any or all of the Portfolios pursuant to this Agreement, and delegate any of the administrative duties contemplated by this Section III, provided, however, that (i) any compensation to be paid to such sub-administrator(s) shall be the sole responsibility of Mason Street, (2) Mason Street shall remain responsible for providing the administrative services, and (3) such sub-administration arrangements shall be in conformity with the applicable laws, regulations and any exemptive orders issued or applicable to NMSF.

The services of Mason Street to the Portfolios and NMSF hereunder are not to be deemed exclusive, and it is understood that Mason Street shall be free to render administrative, management and similar services to others (including other investment companies) and engage in other activities, so long as its services hereunder are not impaired thereby.

Mason Street shall furnish to each Portfolio office space in the offices of Mason Street or in such other place as may be agreed upon from time to time, and all necessary office facilities, equipment and personnel for managing the affairs and investments of the Portfolios, and shall arrange, if desired by NMSF, for members of Mason Street’s organization to serve without salaries from NMSF as officers or agents of NMSF, except as otherwise provided herein.

IV. EXPENSES

A. Expenses Borne by Mason Street.

Mason Street will bear the following expenses under this Agreement:

(1) Expenses incurred by Mason Street in connection with managing the investment advisory operations of the Portfolios under this Agreement, including the costs of its office space, facilities and equipment, other than those assumed by NMSF, a Portfolio, or other third party.

(2) All reasonable compensation, fees and related expenses of all personnel of Mason Street and NMSF, except (i) the compensation, fees and expenses of NMSF directors who are not interested persons of NMSF or Mason Street, and (ii) the compensation, benefits and expenses of the Chief Compliance Officer of NMSF and his or her NMSF compliance staff (or a portion thereof relating to their duties and functions for NMSF if he, she or they serve multiple roles).

(3) Fees of any sub-advisors engaged by Mason Street pursuant to the authority granted in Section II hereof.

(4) Any expenses which it may expressly undertake to incur and pay under other agreements with NMSF.

B. Expenses Borne by NMSF/Portfolios.

NMSF and the Portfolios assume and shall pay all expenses associated with or incidental to NMSF’s organization, operations and business not specifically assumed or agreed to be paid by Mason Street pursuant to subparagraph (A) above, including, but not limited to, the following:

1. The fees of Mason Street (or any successor adviser) and expenses otherwise incurred by or on behalf of a Portfolio in connection with the management of the investment and reinvestment of the Assets of the Portfolios.

2. Compensation, fees and expenses of directors who are not interested persons (as defined in the 1940 Act) of Mason Street.

3. Compensation, benefits and expenses of the Chief Compliance Officer of NMSF and his or her NMSF compliance staff (or the portion thereof relating to their duties and functions for NMSF if he, she or they serve multiple roles).

4. Brokerage commissions and other costs in connection with transactions in the Assets of the Portfolios, including the costs of complying with Federal, state and foreign laws, rules and regulations.

5. The charges and expenses of NMSF’s independent auditors, including consulting services relating to NMSF.

6. All taxes, including issuance and transfer taxes, and corporate fees payable by NMSF to Federal, state or other governmental agencies, and all charges and expenses relating to tax matters affecting any of the Portfolios, including the preparation and filing of tax and other required domestic and foreign regulatory filings, and professional fees associated therewith and with audits and other related matters.

7. The fees, charges and expenses of the Portfolios’ custodians as well as any registrar, stock transfer or dividend disbursing agent, or depository.

8. Expenses associated with the pricing of the shares of the Portfolios, including the costs of any pricing service or services which may be retained pursuant to the authorization of the directors of NMSF, securities data and other related charges.

9. Fees, charges and expenses of any third party fund accountant for the International Portfolios.

10. Registration, filing and other fees and expenses in connection with the requirements of regulatory authorities, exchanges or organizations with jurisdiction over NMSF (e.g. PCAOB and FASB), including all fees and expenses involved in registering and maintaining the registration of NMSF and its shares with the Securities and Exchange Commission (“SEC”), Commodities Futures Trading Commission, and other states and foreign jurisdictions, and periodic regulatory reports.

11. All expenses of preparing, edgarization, setting in type, filing, printing and mailing all registration statements and amendments thereto, prospectuses, statements of additional information, supplements and information statements to existing shareholders (including holders of variable contracts funded by NMSF shares), as well as proxy statements, other proxy soliciting materials, shareholder reports and other communications to existing shareholders (including holders of variable contracts funded by NMSF shares).

12. All expenses of shareholders’ and Directors’ meetings, and committee meetings, including expenses associated with the preparation of reports and related materials for the meetings.

13. The charges and expenses of counsel to the directors of NMSF who are not interested persons (as defined in the 1940) and staff or other persons retained by such directors.

14. The cost of fidelity, directors and officers and errors and omissions insurance for the Directors and officers of NMSF.

15. Dividend and interest related charges and expenses.

16. The cost of share certificates, if any, representing Portfolio shares.

17. Such non-recurring or extra ordinary expenses as they may arise, including those relating to actions, suits or proceedings to which NMSF is, or is threatened to be, a party and the legal obligation which NMSF may have to indemnify the NMSF directors, officers, agents or shareholders, with respect thereto.

V. COMPENSATION

For the services provided pursuant to this Agreement, NMSF will pay to Mason Street as compensation therefore a fee at the annual rate of the percentage of the current value of the net assets of each Portfolio as set forth on Exhibit A. Such compensation shall be payable monthly. Such compensation shall be calculated on the basis of the aggregate of the averages of all the valuations of the net assets of the Portfolio made as of the close of business on each valuation day during the period for which such compensation is paid. Such compensation shall be charged to each Portfolio on each valuation day. The amount of the compensation will be deducted on each valuation day from the value of the Portfolio prior to determining the Portfolio’s net asset value for the day and shall be transmitted or credited to Mason Street.

Mason Street may from time to time agree not to impose all or a portion of its fee otherwise payable under this Agreement and/or undertake to pay or reimburse a Portfolio for all or a portion of its expenses not otherwise required to be paid or reimbursed by Mason Street. Unless otherwise agreed, any fee reduction or undertaking may be discontinued or modified by Mason Street at any time.

VI. LIMITATION OF LIABILITY

In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of Mason Street or its corporate affiliates, Mason Street and its corporate affiliates shall not be subject to liability to NMSF for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding, or sale of any security. No provision of this Agreement shall be construed to protect Mason Street and its corporate affiliates from liability in violation of section 17(i) of the 1940 Act.

VII. DURATION AND TERMINATION

This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved in conformance with the 1940 Act. Unless earlier terminated as provided herein, this Agreement shall continue in effect for a period of one year from its effective date. Thereafter, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof, so long as its continuance is specifically approved at least annually, in conformance with the 1940 Act.

This Agreement may at any time be terminated without the payment of any penalty either by vote of the Board of Directors of NMSF or by vote of the majority of the voting securities of any Portfolio, on sixty days’ written notice to Mason Street. This Agreement may also be terminated by Mason Street on ninety days’ written notice to NMSF. This Agreement shall immediately terminate in the event of its assignment. As used in this Section VII, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such Exemptive Orders or other exceptions as may be granted by the SEC under the 1940 Act. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

VIII. MISCELLANEOUS

1. The Portfolios shall cooperate with Mason Street in the registration or qualification of its shares with the SEC. Each Portfolio shall use its best efforts to maintain such registration and qualifications.

2. NMSF shall cause the books and accounts of each Portfolio to be audited at least once each year by a reputable independent public accountant or organization of public accountants who shall render a report to NMSF.

3. Subject to the Articles of Incorporation of NMSF and of Mason Street respectively, it is understood that directors, officers, employees, agents and stockholders of NMSF are or may be interested in Mason Street (or any successor thereof) as directors, officers, employees, agents, or stockholders, or otherwise, that directors, officers, agents and stockholders of the Mason Street are or may be interested in NMSF as directors officers, employees, agents or stockholders or otherwise, and that Mason Street (or any successor) is or may be interested in NMSF as a stockholder or otherwise.

4. This Agreement may be amended at any time by mutual consent of the parties, provided that such consent on the part of NMSF shall have been approved, with respect to any Portfolio, by vote of a majority of the outstanding voting securities of the Portfolio (as defined in the 1940 Act), if such vote is required by the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Attest:		NORTHWESTERN MUTUAL SERIES FUND, INC.

By
Lesli H. McLinden, Assistant Secretary		Kate M. Fleming
Vice President – Operations

MASON STREET ADVISORS, LLC
Attest:

By
Randy M. Pavlick, Assistant Secretary		Jefferson V. DeAngelis, President

EXHIBIT A

FEE SCHEDULE

Each Portfolio shall pay to the Mason Street compensation at the annual rate of the percentage of the current value of the net assets of the Portfolio as set forth below:

Index 500 Stock Portfolio	0.20%
Index 400 Stock Portfolio	0.25%
Select Bond, Money Market and Balanced Portfolios	0.30%
Small Cap Value Portfolio	0.85%
Mid Cap Value Portfolio	0.85%
Commodities Return Strategy Portfolio	0.80%

Portfolio	First $50 Million	Next $50 Million	Excess over $100 Million

Large Cap Core Stock	0.60%	0.50%	0.40%
Growth Stock	0.60%	0.50%	0.40%
Small Cap Growth Stock	0.80%	0.65%	0.50%
Mid Cap Growth Stock	0.80%	0.65%	0.50%
High Yield Bond	0.60%	0.50%	0.40%
International Equity	0.85%	0.65%	0.65%

Portfolio	First $100 Million	Next $150 Million	Excess over $250 Million

Large Company Value	0.72%	0.67%	0.62%

Inflation Protection	0.58%	0.55%	0.49%

Short-Term Bond	0.35%	0.33%	0.30%

Long-Term U.S. Government Bond	0.555%	0.515%	0.495%

Multi-Sector Bond	0.79%	0.78%	0.77%

Domestic Equity	0.65%	0.55%	0.50%

International Growth	0.75%	0.65%	0.55%

Asset Allocation	0.60%	0.50%	0.40%

Portfolio		First $100 Million	Next $400Million	Excess over $500 Million

Focused Appreciation		0.80%	0.75%	0.70%

Portfolio	First $150 Million	Next $150 Million	Next $200 Million	Excess Over $500 Million

Large Cap Blend	0.77%	0.70%	0.62%	0.56%

Research International Core	0.88%	0.82%	0.75%	0.68%

Portfolio		First $200 Million	Excess Over $200 Million

Index 600 Stock		0.25%	0.20%

Portfolio	First $250 Million	Next $250 Million	Next $500 Million	Excess Over 1.0 Billion

Emerging Markets Equity	1.14%	1.08%	0.96%	0.78%

Portfolio		First $500 Million	Excess over $500 Million

Equity Income		0.65%	0.60%

EXHIBIT B

ADMINISTRATIVE SERVICES SCHEDULE

Except as otherwise indicated, Mason Street shall perform the following administration and fund accounting services with respect to each Portfolio:

•

Prepare and maintain the books, accounts and other documents specified in Rule 31a-1 under the 1940 Act relating to the performance of services for each Portfolio in accordance with the requirements of Rule 31a-1 and Rule 31a-2 under the 1940 Act and, to the extent required by Rule 31a-3 under the 1940 Act, Mason Street agrees that all records which it maintains for the Portfolios pursuant to its duties hereunder are the property of NMSF and further agrees to surrender promptly to NMSF any such records upon its request.

•

Determine each Portfolio’s net asset value in accordance with the provisions of the Prospectus, as well as in accordance with the valuation policies established by the NMSF Board, except for those International Portfolios for which a third party fund accountant is appointed.

•	Maintain all general ledger accounts and related subledgers;

•	Compile data for and prepare with respect to the Portfolios notices to the SEC required pursuant to Rule 24f-2 under the 1940 Act and semi-annual reports on Form N-SAR;

•

Prepare the financial statements for the NMSF Annual and Semi-Annual Reports required pursuant to Section 30(d) under the 1940 Act, subject to the review and approval of NMSF and, where applicable, its independent auditors; compile data for and prepare Form N-CSR;

•	Compile data for and prepare the NMSF Form N-Q;

•	Utilizing information provided by NMSF and its agents and service providers, prepare and maintain the NMSF registration statement on Form N-1A with the SEC, including updates thereto;

•

From time to time as Mason Street deems appropriate, or as is required by applicable law, check each Portfolio’s compliance with the policies and limitations of each Portfolio relating to its investments as set forth in the Prospectus and applicable rules and regulations, including the 1940 Act, and monitor each Portfolio’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended;

•	Assist in the acquisition of the NMSF fidelity bond required by the 1940 Act, monitor the amount of the bond and make the necessary SEC filings related thereto;

•	Maintain and retain all NMSF charter documents and file all documents required to maintain the Series Fund’s status as a Maryland corporation;

•	Maintain all necessary or appropriate tax records for each Portfolio and provide tax advice to the Portfolios, except in connection with audits of the tax returns or related tax matters;

•	Prepare for review and approval by NMSF’s independent auditors, and file, the NMSF’s Federal, state and local income tax returns;

•	Calculate historical performance returns for each Portfolio (including yield and total return);

•	Calculate and arrange for the payment of shareholder dividends and capital gains distributions;

•	Assist with the preparation of reports to and related materials for the NMSF Board of Directors meetings; attend Board meetings and prepare minutes of meetings; maintain corporate records;

•	Establish expense budgets and accruals for each Portfolio and cause all appropriate expenses to be paid from NMSF assets on proper authorization from the Series Fund;

•

Maintain adequate controls over financial reporting designed to provide complete and accurate financial information and disclosures that are certified by officers of the Series Fund; provide sub-certifications, as requested by the officers of NMSF, relating to the adequacy of such controls and the completeness and accuracy of information included in Form N-CSR, Form N-Q, or any other form that may require certification;

•	On behalf of NMSF, supervise relations with, and monitor the performance of, custodians, depositories, pricing agents, independent public accountants and insurers;

•	Provide anti-money laundering compliance systems aimed at ensuring compliance with rules and regulations applicable to NMSF; and

•	Provide other administration and accounting services for NMSF and the Portfolios to the extent agreed to by Mason Street and NMSF.